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Affiliate Program Listing - "http://www.timelyquote.com/"Timely Quote - Email & Pager Stock Quotes

Timely Quote - Email & Pager Stock Quotes		This program supports Express Join

Timely Quote can send any US or Canadian stock quote alert direct to your pager, PCS Phone, or Email! Try us out risk free for 30 days. If you don't like us, you don't pay. (Starting at just $3.50/month*)

Program Details

Program Type:	pay per sale
Payout:	$7 - $8 per sale
Program Begins:	No date specified
Program Ends:	No date specified
Link Types Available:	Not specified
Number of Affiliates:	135 (last update 4/17/00)
Primary Category:	"default.asp">Home: "default.asp?categoryid=50">Business: "default.asp?categoryid=56">Finance:
Keywords:	stock,quote,quotes,stocks,investment,investing,finance,commodities,futures,options,email,pager,alerts,alert,Timely Quote
Created On:	7/22/98

©2000 Microsoft Corp. All rights reserved.	Terms of Use	Advertise	Privacy Policy

Verify Express Join Information

Welcome kash@freepcsquote.com

Please confrim the information below is correct. This information will be sent to the selected programs when you press the Submit My Application button. Please select the checkbox next to the button to indicate your consent to having this information transferred to the selected advertisers.

Contact Information
Name:	Kash Third	Email:	kash@freepcsquote.com
Address:	5201 Gentle River Ave Las Vegas, NV 89130 US	Phone:	702-493-9698
Fax:

Site Information:
Name:	Freepcsquote.com	URL:	http://www.freepcsquote.com
Primary Category:	Media & News	TAX Identification:	88-0420306
Secondary Categories:	Business Leisure & Entertainment	Description:	FreePCSQuote.com offer the resale services of information to phones and pagers.
LanguageID:	English
Unique PV/month:	18000
Unique Users/month:	3000	Keywords:	PCS, Wireless, Cellular, Pagers, Quotes

Programs
X	Timely Quote - Email & Pager Stock Quotes	Paying:	$7-$8 per sale

Agreement

{x} By checking this checkbox you indicate that you consent to having your site registration information shared with the selected programs. Our Privacy Policy guarantees that we will not share your site information with any third party without your explicit consent. Press Submit My Application button to submit your site information to the selected program. Applying to the selected programs indicates that you have read and accepted the Program Terms for each of your selected programs.

{Submit My Application}

Welcome to the MSN ClickTrade System! Please save your account information below.

Your ClickTrade Account ID is: 379306

Your login email is: kash@freepcsquote.com

Your login password is: NoPass

Go to http://clicktrade.linkexchange.com to log in and view or edit your Account Information.

Please be sure to visit the Revenue Avenue Affiliate Program directory at http://revenue.linkexchange.com to find advertisers and merchants that want links from your site. Revenue Avenue has more than three thousand Affiliate Programs you can choose from. To learn about the newest affiliate programs, please join the biweekly Revenue Avenue mailing list.

Linking to Advertisers and Merchants

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Getting paid for links involves 4 steps.

1. Visit Revenue Avenue (http://revenue.linkexchange.com) to find those advertisers and merchants you want to link to. You can do this by searching for keywords that describe your site or finding those advertisers that are similar to your site category.

2. Click on the 'Learn How To Join' link to get the HTML code you will need to put on your site to start getting paid. You can request payment from the advertiser by clicking on the 'Request a Paid Link' button. The advertiser will then review your site and determine whether or not they will accept your site for payment. This review process usually takes several days and neither ClickTrade or Revenue Avenue are involved in it. You will receive a mail message from ClickTrade when the advertiser has reviewed your site. You will not be paid if you do not request a paid link.

3. Check back in your account under "Advertiser Responses" later to see if the Advertiser accepted your request. You can use any of the recommended links in the 'Show HTML' section of that advertiser's response on your web site.

4. If you have been accepted for payment and haven't yet done so, put a link to that advertiser on your site using the HTML code specified by the advertiser. You must use one of the HTML code fragments specified by the advertiser and you are not allowed to change it. If the Advertiser has further instructions, there will be a link at the top of the page indicating "More Link Options".

Payment Policy

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Affiliate partners are automatically paid by check every month on the 15th. Checks are written for accounts with balances of $25 (U.S. Dollars) or more. These checks are mailed out within 10 business days. Traffic and sale events that occur between the 10th and the 15th are not eligible for payment until the following month.

ClickTrade License Agreement

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To remain a ClickTrade affiliate you must adhere to the following license agreement rules:

o The following sites are not allowed to participate: adult sites, sites that display adult banners, warez, ROM, or emulator sites.

o You may not artificially inflate traffic counts to Advertiser site(s) using any device, program, hidden frames, java pop ups, robot or other means.

o You must place links on your site. Placing links on other sites via banner networks or other devices is not allowed.

o We reserve the right to terminate Affiliate Partner accounts which generate less than 40% unique surfer traffic.

o Sites with no discernible content are not allowed to participate.

o You may not reward or incent third-parties to click on Advertiser or Merchant links.

o Links may not be placed in newsgroups, unsolicited e-mail, chatrooms or guestbooks.

o Any Link placed must be done so in such a way that it is not misleading to any Visitor and done so with the intention of delivering Valid Clicks to the related Advertiser for that Link.

For the complete license agreement please go to http://clicktrade.linkexchange.com/agreement.htm.

ClickTrade Frequently Asked Questions

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Visit our Frequently Asked Questions web page at http://clicktrade.linkexchange.com/support/CTFAQ.cfm to learn more about how ClickTrade works and to help answer questions you might have.